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                                                                    Exhibit 23.1

NOTICE REGARDING CONSENT OF ARTHUR ANDERSEN LLP

Section 11(a) of the Securities Act of 1933, as amended (the Securities Act), provides that if any part of a registration statement at the time such part becomes effective contains an untrue statement of a material fact or an omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, any person acquiring a security pursuant to such registration statement (unless it is proved that at the time of such acquisition such person knew of such untruth or omission) may sue, among others, every accountant who has consented to be named as having prepared or certified any part of the registration statement, or as having prepared or certified any report or valuation which is used in connection with the registration statement, with respect to the statement in such registration statement, report or valuation which purports to have been prepared or certified by the accountant.

This Form 10-K is incorporated by reference into Air Products and Chemicals, Inc. filings on Form S-8 Nos. 33-2068, 33-65117, 333-21145, 333-45239,
333-71405, 333-18955, 333-73105, 333-54224, 333-81358, 333-56292, 333-60147,
333-95317, 333-31578, 333-99497, 333-100210, and 333-103809, and on Form S-3
Nos. 333-33851 and 333-02461 (collectively, the Registration Statements) and, for purposes of determining any liability under the Securities Act, is deemed to be a new registration statement for each Registration Statement into which it is incorporated by reference.

On 10 May 2002 the Board of Directors decided to no longer engage Arthur Andersen LLP as its independent public accountants and appointed KPMG LLP to replace Arthur Andersen. Since Air Products' former engagement partner and audit manager have left Andersen and in light of the cessation of Andersen's SEC practice, Air Products has been unable to obtain Andersen's written consent to the incorporation by reference into the Registration Statements of its audit report with respect to Air Products' financial statements for the year ended 30 September 2001. Under these circumstances, Rule 437a under the Securities Act permits Air Products to file this Form 10-K without a written consent from Arthur Andersen. (As a result, however, Arthur Andersen may not have any liability under Section 11(a) of the Securities Act for any untrue statements of a material fact contained in the financial statements audited by Andersen or any omissions of a material fact required to be stated therein. Accordingly, you may not be able to assert a claim against Andersen under Section 11(a) of the Securities Act for any purchases of securities under the Registration Statements made on or after the date of this Form 10-K.) To the extent provided in Section 11(b)(3)(C) of the Securities Act, however, other persons who are liable under
Section 11(a) of the Securities Act, including the Company's officers and directors, should still be able to rely on Andersen's original audit reports as being made by an expert for purposes of establishing a due diligence defense under Section 11(b) of the Securities Act.